April 30, 2026

Manor Investment Funds

8000 Town Center Drive, Suite 400

Broadview Heights, OH 44147

Re:  MSS Series Trust, File Nos. 333-99520 and 811-09134

Dear Sir/Madam:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 39 to the Manor Investment Funds Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 41 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

AJD

3900 Key Center 127 Public Square Cleveland, Ohio 44114-1291	www.ThompsonHine.com O: 216.566.5500 F: 216.566.5800